Exhibit 99.3

Frederick County Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

	September 30,	September 30,	December 31,
(dollars in thousands)	2019	2018	2018
	(unaudited)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$2,614	$2,811	$2,778
Federal funds sold	5	5	5
Interest-bearing deposits in other banks	56,901	47,495	33,342
Cash and cash equivalents	59,520	50,311	36,125
Investment securities available-for-sale at fair value	23,518	22,019	21,558
Restricted stock	1,992	1,979	1,979
Loans held for sale	1,493	—	268
Loans	345,045	329,622	339,461
Less: Allowance for loan losses	(3,395)	(3,339)	(3,426)
Net loans	341,650	326,283	336,035
Bank premises and equipment	11,687	9,251	9,280
Bank owned life insurance	10,830	10,560	10,628
Foreclosed properties	—	360	360
Other assets	2,003	2,501	2,355
Total assets	$452,693	$423,264	$418,588

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Deposits
Noninterest-bearing deposits	$106,549	$97,513	$100,200
Interest-bearing deposits	274,665	260,198	252,173
Total deposits	381,214	357,711	352,373
Short-term borrowings	3,450	3,450	3,450
FHLB advances	20,000	20,000	20,000
Junior subordinated debentures	6,186	6,186	6,186
Accrued interest and other liabilities	4,006	1,277	1,024
Total liabilities	414,856	388,624	383,033

Shareholders’ Equity
Common stock, per share par value $0.01; 10,000,000 shares authorized; 1,605,364; 1,533,387 and 1,541,737 shares issued and outstanding, respectively	16	15	15
Additional paid-in capital	16,757	15,939	16,031
Retained earnings	20,955	19,204	19,794
Accumulated other comprehensive income (loss)	109	(518)	(285)
Total shareholders’ equity	37,837	34,640	35,555
Total liabilities and shareholders’ equity	$452,693	$423,264	$418,588

Frederick County Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
(dollars in thousands, except per share amounts)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Interest income
Interest and fees on loans	$4,208	$3,841	$12,130	$11,469

Interest and dividends on investment securities:
Interest — taxable	126	126	383	370
Interest — tax exempt	29	23	83	70
Dividends	33	34	93	113
Other interest income	247	250	714	618
Total interest income	4,643	4,274	13,403	12,640
Interest expense
Interest on deposits	881	482	2,416	1,307
Interest on short-term borrowings	46	42	138	138
Interest on FHLB advances	118	129	345	384
Interest on junior subordinated debentures	63	65	197	175
Total interest expense	1,108	718	3,096	2,004
Net interest income	3,535	3,556	10,307	10,636
Provision for loan (recoveries) losses	—	—	—	(512)
Net interest income after provision for loan (recoveries) losses	3,535	3,556	10,307	11,148
Noninterest income
Securities gains	—	—	—	1
Change in fair value of equity securities	89	1	78	35
Gain on sale of loans	197	10	379	176
Gain on foreclosed properties	(2)	—	(2)	12
Bank owned life insurance income	68	56	202	157
Service fees	90	115	251	306
Other operating income	212	131	549	403
Total noninterest income	654	313	1,457	1,090
Noninterest expense
Salaries and employee benefits	1,910	1,940	5,491	5,344
Occupancy and equipment expenses	447	459	1,396	1,369
Merger-related expense	354	—	354	—
Other operating expenses	676	753	2,360	2,479
Total noninterest expense	3,387	3,152	9,601	9,192
Income before provision for income taxes	802	717	2,163	3,046
Provision for income taxes	291	181	622	797
Net income	$511	$536	$1,541	$2,249
Basic earnings per share	$0.32	$0.35	$0.99	$1.48
Diluted earnings per share	$0.32	$0.34	$0.97	$1.43
Basic weighted average number of shares outstanding	1,590,557	1,531,376	1,561,850	1,515,266
Diluted weighted average number of shares outstanding	1,605,840	1,582,177	1,591,339	1,571,977
Dividends declared per share	$0.08	$0.08	$0.24	$0.26

Frederick County Bancorp, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Unaudited)

	For the Three Months Ended
(dollars in thousands)	September 30, 2019	September 30, 2018
Net income	$511	$536
Changes in net unrealized gains (losses) on securities available for sale, net of income taxes of $12 in 2019 and income tax benefits of $32 in 2018	31	(98)
Total other comprehensive income (loss)	31	(98)
Total comprehensive income	$542	$438

	For the Nine Months Ended
(dollars in thousands)	September 30, 2019	September 30, 2018
Net income	$1,541	$2,249
Changes in net unrealized gains (losses) on securities available for sale, net of income taxes of $150 in 2019 and income tax benefits of $143 in 2018	394	(377)
Reclassification adjustment for (gains) realized, net of income taxes of $0 in 2019 and $0 in 2018	—	(1)
Total other comprehensive income (loss)	394	(378)
Total comprehensive income	$1,935	$1,871

Frederick County Bancorp, Inc. and Subsidiaries

Consolidated Statement of Changes in Shareholders’ Equity (Unaudited)

(dollars in thousands)	Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balance, January 1, 2018	1,493,044	$15	$15,397	$16,829	$380	$32,621
Comprehensive income				2,249	(378)	1,871
Cumulative change in accounting principle				520	(520)	—
Dividends declared on common stock, $0.26 per share				(394)		(394)
Shares issued under stock option transactions	40,843		542			542
Balance, September 30, 2018	1,533,387	$15	$15,939	$19,204	$(518)	$34,640
Balance January 1, 2019	1,541,737	$15	$16,031	$19,794	$(285)	$35,555
Comprehensive income				1,541	394	1,935
Dividends declared on common stock, $0.24 per share				(380)		(380)
Shares issued under stock option transactions	63,627	1	726			727
Balance, September 30, 2019	1,605,364	$16	$16,757	$20,955	$109	$37,837

Frederick County Bancorp, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

	For The Nine Months Ended
	September 30,	September 30,
(dollars in thousands)	2019	2018
Cash flows from operating activities:
Net income	$1,541	$2,249
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	369	370
Deferred income (benefits) taxes	(54)	177
Recoveries for loan losses	—	(512)
Securities gains	—	(1)
Change in fair value of equity securities	(78)	(35)
Gain on sale of loans	(379)	(176)
Loans originated for sale	(18,147)	(4,428)
Proceeds from loans sold	18,527	4,604
Net (discount accretion) premium amortization on investment securities	102	93
Bank owned life insurance income	(202)	(157)
Loss on surrender of bank owned life insurance	—	19
Loss (gain) on sale of foreclosed property	2	(12)
Provision for foreclosed properties	160	346
Decrease in accrued interest and other assets	295	1
Increase in accrued interest and other liabilities	240	337
Net cash provided by operating activities	2,376	2,875
Cash flows from investing activities:
Purchases of investment securities available for sale	(4,925)	(1,231)
Proceeds from sales of investment securities available for sale	—	858
Proceeds from maturities, prepayments and calls investment securities available for sale	3,483	2,521
(Purchase) redemption of restricted stock	(13)	388
Net increase in loans	(6,841)	(6,879)
Purchase of bank owned life insurance	—	(1,475)
Purchases of bank premises and equipment	(69)	(79)
Proceeds from sale of foreclosed property	198	570
Net cash used in investing activities	(8,167)	(5,327)
Cash flows from financing activities:
Net increase in NOW, money market accounts, savings accounts and noninterest-bearing deposits	15,226	13,845
Net increase in time deposits	13,615	11,861
Net decrease in short-term borrowings	—	(750)
Decrease in FHLB advances	—	(9,700)
Proceeds from issuance of common stock	725	542
Dividends paid on common stock	(380)	(394)
Net cash provided by financing activities	29,186	15,404
Net increase in cash and cash equivalents	23,395	12,952
Cash and cash equivalents — beginning of period	36,125	37,359
Cash and cash equivalents — end of period	$59,520	$50,311
Supplemental cash flow disclosures:
Interest paid	$3,112	$1,985
Income taxes paid	$592	$360

FREDERICK COUNTY BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

Note 1.  Nature of Operations and Significant Accounting Policies:

Frederick County Bancorp, Inc. (the “Bancorp”), the parent company for its wholly-owned subsidiary Frederick County Bank (the “Bank” and together with Bancorp, the “Company”), was organized in September 2003. The Bank was incorporated under the laws of the State of Maryland in August 2000 and commenced banking operations in October 2001.  On July 31, 2013, the Company de-registered as a reporting company with the Securities and Exchange Commission (the “SEC”), and therefore is no longer required to file periodic financial reports or other information with the SEC.  The Bank provides its customers with various banking services.  The Bank offers various loan and deposit products to their customers.  The Bank’s customers include individuals and commercial enterprises within its principal market area consisting of Frederick County, Maryland.  The Bank has a direct subsidiary established to hold foreclosed properties known as FCB Hagerstown, LLC.  Bancorp also has a subsidiary trust, established to issue trust preferred securities, and one direct subsidiary established to hold foreclosed properties known as FCB Holdings, Inc..  See Note 8 for additional disclosures related to the subsidiary trust.

Additionally, the Bank maintains correspondent banking relationships and transacts daily federal funds sales on an unsecured basis with regional correspondent banks.  Note 3 discusses the types of securities in which the Bank invests.  Note 4 discusses the types of lending in which the Bank engages.  The Bank does not have any significant concentrations to any one industry or customer.

The accounting and reporting policies and practices of the Company conform to accounting principles generally accepted in the United States of America.  The following is a summary of the Company’s significant accounting policies:

Principles of consolidation:

The accompanying consolidated financial statements include the accounts of the Company and the Bank.

In consolidation, all significant intercompany balances and transactions have been eliminated.

The Company also has an investment in FCBI Statutory Trust I, a statutory trust that is not consolidated in accordance with Accounting Standards Codification (“ASC”) Topic 810 Consolidation.  See Note 8.

Use of estimates:

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Comprehensive income:

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income.  Certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet.  Such items, along with net income, are components of comprehensive income.

Presentation of cash flows:

For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing) and interest-bearing deposits in banks with an original maturity of 90 days or less, and federal funds sold.  Generally, federal funds are sold for one-day periods.

Investment securities:

Securities classified as held-to-maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions.  These securities are carried at cost, adjusted for amortization of premium and accretion of discount, computed using the interest method, over their contractual lives.

Securities classified as available-for-sale are those debt securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity.  Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movement in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at estimated fair value based on information provided by a third party pricing service with any unrealized gains or losses excluded from net income and reported in accumulated other comprehensive income (loss), which is reported as a separate component of shareholders’ equity, net of the related deferred tax effect.

Equity securities are carried at estimated at fair value based on quoted prices.  Effective January 1, 2018, changes in fair value of equity securities are recognized in net income. As of December 31, 2018, equity securities amounted to $386 thousand and are included in the available-for sale securities.  As of December 31, 2017, equity securities were included with available-for-sale with unrealized gains excluded from net income and reported in accumulated other comprehensive income (loss).

Dividend and interest income, including amortization of premium and accretion of discount arising at acquisition, from all categories of investment securities are included in interest income in the consolidated statements of income.

Gains and losses realized on sales of investment securities, determined using the adjusted cost basis of the specific securities sold, are included in noninterest income in the consolidated statements of income.  Additionally, declines in the estimated fair value of individual investment securities below their cost that are other-than-temporary are reflected as realized losses in the statements of income.  Factors affecting the determination of whether an other-than-temporary impairment has occurred include, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near term prospects of the issuer, (iii) that the Company does not intend to sell these securities, and (iv) it is more likely than not that the Company will not be required to sell before a period of time sufficient to allow for any anticipated recovery in fair value.

Restricted stock is stock from the Federal Home Loan Bank of Atlanta (“FHLB”), the Federal Reserve Bank of Richmond (“Federal Reserve Bank”), the Atlantic Community Bankers Bank and Community Bankers Bank, which are restricted as to their marketability.  Because no ready market exists for these investments and they have no quoted market value, the Bank’s investment in these stocks are carried at cost.  A determination as to whether there has been an impairment of a restricted stock investment is performed on a quarterly basis and includes a review of the current financial condition of the issuer.

Loans held for sale:

The Company engages in sales of residential mortgage loans and loans guaranteed by the Small Business Administration that are originated by the Bank.  Loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is derived from secondary market quotations for similar instruments. Gains and losses on sales of these loans are recorded as a component of noninterest income in the consolidated statements of income.

When the Company retains the servicing rights to collect and remit principal and interest payments, manage escrow account matters and handle borrower relationships on mortgage loans sold, resulting service fee income is included in noninterest income. The Company’s current practice is to sell loans on a servicing released basis, and, therefore, it has no intangible asset recorded for the value of such servicing at either December 31, 2018 or December 31, 2017.

Loans and allowance for loan losses:

Loans are carried at the amount of unpaid principal, adjusted for deferred loan fees and origination costs.  Interest on loans is accrued based on the principal amounts outstanding. Nonrefundable loan fees and related direct costs are deferred and the net amount is amortized to income as a yield adjustment over the life of the loan using the interest method.  When principal or interest is delinquent for ninety days or more, the Company evaluates the loan for nonaccrual status.  After a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income.  Subsequent collections of interest payments on nonaccrual loans are recognized as interest income unless ultimate collectability of the loan is in doubt.  Cash collections on loans where ultimate collectability remains in doubt are applied as reductions of the loan principal balance and no interest income is recognized until the principal balance has been collected.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.  The allowance is based on two basic principles of accounting: (i) ASC Topic 450 Contingencies, which requires that losses be accrued when they are probable of occurring and estimable and (ii) ASC Topic 310 Receivables, which requires that losses be accrued based on the differences between the loan balance and either the value of collateral, if such loans are considered to be collateral dependent and in the process of collection, or the present value of future cash flows, or the loan’s value as observable in the secondary market.  A loan is considered impaired when, based on current information and events, the Company has concerns about the ability to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The Company’s allowance for loan losses has three basic components: the specific allowance, the formula allowance and the pooled allowance.  Each of these components is determined based upon estimates that can and do change when the actual events occur.  As a result of the uncertainties inherent in the estimation process, management’s estimate of loan losses and the related allowance could change in the near term.

The specific allowance component is used to individually establish an allowance for loans identified for impairment testing. When impairment is identified, a specific reserve may be established based on the Company’s calculation of the estimated loss embedded in the individual loan. Impairment testing includes consideration of the borrower’s overall financial condition, resources and payment record, support available from financial guarantors and the fair market value of collateral. These factors are combined to estimate the probability and severity of inherent losses.  Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately evaluate individual consumer and residential loans for impairment.

The formula allowance component is used for estimating the loss on internally risk rated loans exclusive of those identified as impaired. The loans meeting the Company’s internal criteria for classification, such as special mention, substandard, doubtful and loss, as well as impaired loans, are segregated from performing loans within the portfolio. These internally classified loans are then grouped by loan type (commercial and residential construction and land development, commercial real estate, residential real estate, commercial and industrial or consumer). Each loan type is assigned an allowance factor based on management’s estimate of the associated risk, complexity and size of the individual loans within the particular loan category. Classified loans are assigned a higher allowance factor than non-classified loans due to management’s concerns regarding collectability or management’s knowledge of particular elements surrounding the borrower. Allowance factors increase with the worsening of the internal risk rating.

The pooled formula component is used to estimate the losses inherent in the pools of non-classified loans.  These loans are then also segregated by loan type and allowance factors are assigned by management based on delinquencies, loss history, trends in volume and terms of loans, effects of changes in lending policy, the experience and depth of management, national and local economic trends, concentrations of credit, results of the loan review system and the effect of external factors (i.e. competition and regulatory requirements).  Current economic conditions take into account the average unemployment rate for Frederick County, Maryland, the State of Maryland and for the nation, with the most significance given to the Frederick County data.  The allowance factors assigned differ by loan type.

Allowance factors and overall size of the allowance may change from period to period based on management’s assessment of the above-described factors and the relative weights given to each factor.  In addition, various regulatory agencies periodically review the allowance for loan losses.  These agencies may require the Bank to make additions to the allowance for loan losses based on their judgments of collectability based on information available to them at the time of their examination.

Loans are stated at the principal amount outstanding, net of unamortized deferred costs and fees.  Interest income on loans is accrued at the contractual rate on the principal amount outstanding.  It is the Company’s policy to discontinue the accrual of interest when circumstances indicate that collection is doubtful.  Deferred fees and costs on loans are being amortized on the interest method over the term of the loan.

Management considers loans impaired when, based on current information, it is probable that the Company will not collect all principal and interest payments according to contractual terms.  Loans are evaluated for impairment in accordance with the Company’s portfolio monitoring and ongoing risk assessment procedures.  Management considers the financial condition of the borrower, cash flow of the borrower, payment status of the loan, and the value of the collateral, if any, securing the loan.  Generally, impaired loans do not include large groups of smaller balance homogenous  loans such as residential real estate and consumer type loans which are evaluated collectively for impairment and are generally placed on nonaccrual when the loan becomes 90 days past due as to principal or interest.  Loans specifically reviewed for impairment are not considered impaired during periods of “minimal delay” in payment (90 days or less) provided eventual collection of all amounts due is expected.  The impairment of a loan is measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, or the fair value of the collateral if repayment is expected to be provided solely by the collateral.  In appropriate circumstances, interest income on impaired loans may be recognized on a cash basis.

The Company’s charge-off policy states after all collection efforts have been exhausted and the loan is deemed to be a loss, it will be charged to the Company’s established allowance for loan losses.  Consumer loans subject to the Uniform Retail Credit Classification are charged-off as follows (a) closed end loans are charged-off no later than 120 days after becoming delinquent, (b) consumer loans to borrowers who subsequently declare bankruptcy, where the Company is an unsecured creditor, are charged-off within 60 days of receipt of the notification from the bankruptcy court, (c) fraudulent loans are charged-off within 90 days of discovery and (d) death of a borrower will cause a charge-off to be incurred at such time an actual loss is determined.  All other types of loans are generally evaluated for loss potential at the 90th day past due threshold, and any loss is recognized no later than the 120th day past due threshold; each loss is evaluated on its specific facts regarding the appropriate timing to recognize the loss.

Bank premises and equipment:

Bank premises and equipment are stated at cost less accumulated depreciation and amortization.  The provision for depreciation is computed using straight-line and accelerated methods based on the estimated useful lives of the assets, which range from 5 to 10 years for bank equipment and 39 years for bank buildings.  Leasehold improvements are amortized over the lesser of the terms of the leases or their estimated useful lives.  Expenditures for improvements, which extend the life of an asset, are capitalized and depreciated over the asset’s remaining useful life.  Gains or losses realized on the disposition of properties and equipment are reflected in the statements of income.  Expenditures for repairs and maintenance are charged to operating expenses as incurred.

Bank owned life insurance:

The Bank purchased single-premium life insurance on certain employees of the Bank.  Appreciation in value of the insurance policies is classified as noninterest income.  These insurance policies can be surrendered subject to certain surrender penalties applied by the insurance carriers, as well as potential income taxes to be paid.

Foreclosed properties:

Foreclosed properties include properties that have been acquired in complete or partial satisfaction of a debt.  These properties are initially recorded at fair value on the date of acquisition.  Any write-downs at the time of acquisition are charged to the allowance for loan losses.  Subsequent to acquisition, a valuation allowance is established, if necessary, to report these assets at the lower of (a) fair value minus estimated costs to sell or (b) cost.  Gains and losses realized on the sale, and any adjustments resulting from periodic re-evaluation of the property are included in noninterest income or expense, as appropriate.  Net costs of maintaining and operating the properties are expensed as incurred.

Stock-based compensation plans:

The Company maintains two stock-based compensation plans, as described more fully in Note 10, which provide for grants of incentive and non-incentive stock options, restricted stock and/or restricted stock units.  These plans have been presented to and approved by the Company’s shareholders.

Compensation cost for all stock-based awards is measured at fair value on the date of grant and recognized over the service period for awards expected to vest.  Such value is recognized as expense over the service period.  Any adjustment due to the forfeiture of stock-based awards will be recorded as a cumulative adjustment in the period the awards are forfeited.

Income taxes:

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements.  Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled.  As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.  In addition, deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company does not have uncertain tax positions that are deemed material, and did not recognize any adjustments for unrecognized tax benefits.  The Company’s policy is to recognize interest and penalties on income taxes in other noninterest expenses.  The Company remains subject to examination for income tax returns for the years ending after December 31, 2014.

Per share amounts:

Earnings per share (“EPS”) are disclosed as basic and diluted.  Basic EPS is generally computed by dividing net income by the weighted-average number of common shares outstanding for the period, whereas diluted EPS essentially reflects the potential dilution in basic EPS, determined using the treasury stock method, that could occur if option contracts to issue common stock were exercised.

	For Nine Months Ended September 30,
(dollars in thousands, except per share amounts)	2019	2018
Net income	$1,541	$2,249
Basic earnings per share	$0.99	$1.48
Diluted earnings per share	$0.97	$1.43
Basic weighted average number of shares outstanding	1,561,850	1,515,266
Effect of dilutive securities — stock options	29,489	56,711
Diluted weighted average number of shares outstanding	1,591,339	1,571,977
Anti-dilutive securities outstanding	—	—

Transfers of financial assets:

The Company accounts for transfers and servicing of financial assets in accordance with ASC Topic 860 Transfers and Servicing.  Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Valuation of long-lived assets:

The Company accounts for the valuation of long-lived assets under ASC Topic 360 Property, Plant and Equipment.  This guidance requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.  Assets to be disposed of are reportable at the lower of the carrying amount or fair value, less costs to sell.

Segment reporting:

ASC Topic 280 Segment Reporting requires that an enterprise report selected information about operating segments in its financial reports issued to its shareholders.  Based on the analysis performed by the Company, management has determined that the Company only has one operating segment, which is commercial banking.  The chief operating decision-makers use consolidated results to make operating and strategic decisions, and therefore, are not required to disclose any additional segment information.

New Authoritative Accounting Guidance

The Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). The guidance requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance in this update is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. As allowed by this ASU, the Company is permitted to adopt using the full retrospective transition method for all periods presented, or modified retrospective method where the guidance would only be applied to existing contracts in effect at the adoption date and new contracts going forward. The Company’s revenue stream within the scope of ASU No. 2014-09 is primarily from service charges on deposit accounts. The impact of guidance in this update, including method of implementation, did not have a material impact on the Company’s Consolidated Financial Statements (see Note 19, Revenue Recognition).

The FASB issued ASU No. 2016-01, Financial Instruments — Recognition and Measurement of Financial Assets and Liabilities. ASU No. 2016-01 requires equity investments to be measured at fair value with changes in fair value recognized in net income, excluding equity investments that are consolidated or accounted for under the equity method of accounting. The guidance allows equity investments without readily determinable fair values to be measured at cost minus impairment, with a qualitative assessment required to identify impairment. The guidance also: requires public companies to use exit prices to measure the fair value of financial instruments for disclosure purposes; requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements; and eliminates the disclosure requirements related to measurement assumptions for the fair value of instruments measured at amortized cost. In addition, the guidance requires that for liabilities measured at fair value under the fair value option, changes in fair value due to changes in instrument-specific credit risk be presented in other comprehensive income. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. The Company adopted ASU No. 2016-01 on January 1, 2018. Upon adoption, the Company recorded a cumulative effect adjustment for the unrealized gain on equity securities that was reclassified and accounted for at fair value through net income.  In addition, the Company measured the fair value of its loan portfolio as of December 31, 2018 using an exit price notion (see Note 14, Fair Value Measurements).

The FASB issued ASU No. 2016-02, “Leases (Topic 842).”  The amendments in this Update are to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements.  To meet that objective, the FASB is amending the FASB Accounting Standards Codification and creating Topic 842, Leases.  Leasing is utilized by many entities.  It is a means of gaining access to assets, of obtaining financing, and/or of reducing an entity’s exposure to the full risks of asset ownership.  The prevalence of leasing, therefore, means that it is important that users of financial statements have a complete and understandable picture of an entity’s leasing activities.  Previous lease accounting was criticized for failing to meet the needs of users of financial statements because it did not always provide a faithful representation of leasing transactions.  In particular, it did not require lessees to recognize assets and liabilities arising from operating leases on the balance sheet.  As a result, there had been long-standing request from many users of financial statements and others to change the accounting requirements so that lessees would be required to recognize the rights and obligations resulting from leases as assets and liabilities.  This Update will be effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.  The impact to the Company’s consolidated balance sheet is to record approximately $3.1 million in right-to-use assets and the same amount in lease liabilities.  This decreases the Company’s risk-based capital ratios by about 10 basis points.

The FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.”  Current GAAP requires an “incurred loss” methodology for recognizing credit losses that delays recognition until it is probable a loss has been incurred.  Users of financial statements expressed concern that current GAAP restricts the ability to record credit losses that are expected, but do not yet meet the “probable” threshold.  The main objective of the Update is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date.  To achieve this objective, the amendments in this Update replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. This Update will be effective for public business entities for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years.  At this time, the Company has not determined the impact of this Update on its financial statements.

The FASB issued ASU No. 2017-08, “Nonrefundable Fees and Other Costs (Subtopic 310-20) - Premium Amortization on Purchased Callable Debt Securities.”  This Update shortens the amortization period for certain callable debt securities held at a premium to require such premiums to be amortized to the earliest call date unless applicable guidance related to certain pools of securities is applied to consider estimated prepayments.  Under prior guidance, entities were generally required to amortize premiums on individual, non-pooled callable debt securities as a yield adjustment over the contractual life of the security.  This Update does not change the accounting for callable debt securities held at a discount.  This Update will be effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018.  The Company does not expect the guidance to have a material impact on its financial statements.

Note 2.  Compensating Balances:

Compensating balance arrangements exist with various correspondent banks.  These noninterest-bearing deposits are maintained in lieu of cash payments for standard bank services.  The required balances amounted to $1.05 million at September 30, 2019.  In addition, for the reserve maintenance period in effect at September 30, 2019, the Company was required to maintain balances of $472 thousand with the Federal Reserve Bank.

Note 3.  Investments:

The amortized cost and estimated fair value of securities classified as available-for-sale at September 30, 2019 are as follows:

Available-for-sale

September 30, 2019

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(dollars in thousands)	Cost	Gains	Losses	Value
Corporates:
Due after five years through ten years	$1,700	$42	$—	$1,742
	1,700	42	—	1,742
States and political subdivisions:
Due after five years through ten years	444	2	—	446
Due after ten years	3,820	43	—	3,863
	4,264	45	—	4,309
Small Business Administration:
Due after ten years	1,441	4	8	1,437
Residential mortgage-backed debt securities	15,499	140	73	15,566
Total debt securities	22,904	231	81	23,054
Marketable equity securities	101	363	—	464
	$23,005	594	81	23,518

Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, are as follows:

	Continuous unrealized losses existing for less than 12 months		Continuous unrealized losses existing for 12 months and greater		Total
September 30, 2019 (dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporates	$—	$—	$—	$—	$—	$—
States and political subdivisions	—	—	—	—	—	—
Small Business Administration	—	—	975	8	975	8
Residential mortgage-backed debt securities	316	0	5,648	73	5,964	73
Total temporarily impaired securities	$316	$0	$6,623	$81	$6,939	$81

The bonds in an unrealized loss position at September 30, 2019 were temporarily impaired due to the current interest rate environment and not increased credit risk.  In estimating other-than-temporary impairment losses, the Company considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near term prospects of the issuer, (iii) that the Company does not intend to sell these securities and (iv) it is more likely than not that the Company will not be required to sell before a period of time sufficient to allow for any anticipated recovery in fair value.  All of the states and political subdivisions securities owned by the Company are payable at par at maturity, while the remaining Small Business Administration and residential mortgage-backed debt securities are amortizing securities.

The following table shows the temporarily impaired securities as of September 30, 2019.  The ratings are from either Standard and Poor’s or Moody’s.

September 30, 2019
(dollars in thousands)	# of securities	Ratings	Book value
Small Business Administration	1	N/A	$975
Federal Home Mortgage Corporation	5	N/A	3,160
Federal National Mortgage Corporation	4	N/A	1,049
Government National Mortgage Corporation	2	N/A	1,755
Corporates	—	N/A	—
States and political subdivisions	—	AA+	—
States and political subdivisions	—	Aa3	—
States and political subdivisions	—	A	—
Total			$6,939

Included in the investment portfolio at September 30, 2019 are securities carried at $11.3 million, which are pledged for public fund deposits, to secure repurchase agreements and for other purposes as required and permitted by law.

For the nine months ended there were no gains or losses recognized on the sale of investments securities available-for-sale.

Restricted Stock

The following table shows the amounts of restricted stock as of September 30, 2019.

(dollars in thousands)	September 30, 2019
Federal Home Loan Bank of Atlanta	$1,226
Federal Reserve Bank	661
Atlantic Community Bankers Bank	64
Community Bankers Bank	40
$1,991

Note 4.  Loans and Allowance for Loan Losses:

Loans consist of the following at September 30, 2019

(dollars in thousands)	2019
Real estate - construction and land development	$19,394
Real estate - mortgage:
Commercial properties	208,776
Residential properties	66,170
Total real estate - mortgage	274,946
Commercial and industrial	48,929
Consumer	1,776
Total loans	345,045
Less allowance for loan losses	(3,395)
Net loans	$341,650

The loan categories in the table above include net deferred fees and costs of $547 thousand.

At September 30, 2019 the Company has $72.83 million of commercial real estate and residential real estate mortgage loans pledged as collateral for certain borrowings.

The Company’s goal is to mitigate risks from an unforeseen threat to the loan portfolio as a result of an economic downturn or other negative influences.  Plans that aid in mitigating these potential risks in managing the loan portfolio include: enforcing loan policies and procedures, evaluating the borrower’s business plan through the loan term, identifying and monitoring primary and alternative sources of repayment, and obtaining adequate collateral to mitigate loss in the event of liquidation.  Specific reserves are established based upon credit and/or collateral risks on an individual loan basis.  A risk rating system is used to estimate potential loss exposure and to provide a measuring system for setting general and specific reserve allocations.

As of September 301, 2019, the real estate loan portfolio constituted 85% of the total loan portfolio.  This can be broken down further into the following categories: 6% construction and land development, 60% commercial real estate and 19% residential real estate loans, as a percent of total loans.  The commercial real estate and construction and land development can be further broken down to 37% of owner occupied properties and 29% of non-owner occupied properties, as a percent of total loans.

The Company’s construction and land development loans are secured by real property where the loan funds will be used to acquire land and to construct or improve appropriately zoned real property for the creation of income producing or owner-occupied commercial properties.  Borrowers are generally required to put equity into the project at levels determined by the loan committee and usually are underwritten with a maximum term of 24 months.

Commercial real estate loans are secured by improved real property which is generating income in the normal course of business.  Debt service coverage, assuming stabilized occupancy, must be satisfied to support a permanent loan.  The debt service coverage ratio is ordinarily at 1.40 to 1.00.  These loans are generally underwritten with a term not greater than 10 years or the remaining useful life of the property, whichever is lower.  The preferred term is between 5 to 7 years, with amortization to a maximum of 25 years.

Residential real estate loans are secured by the improved real property of the borrower and are usually underwritten with a term of 1 to

5 years, but may be underwritten with terms up to 30 years.

The Company also makes commercial and industrial loans for a variety of purposes, which include working capital, equipment and accounts receivable financing.  This category represents about 14% of the loan portfolio at September 30, 2019.  Loans in this category generally carry a variable interest rate.  Commercial loans meet reasonable underwriting standards, including appropriate collateral and cash flow necessary to support debt service.  Personal guarantees are generally required, but may be limited.

The following tables show the allowance for loan losses and recorded investment in loans for the period ended September 30, 2019 are summarized as follows:

(dollars in thousands) Nine months ended September 30, 2019	Construction and Land Development	Commercial Real Estate	Residential Real Estate	Commercial and Industrial	Consumer	Total
Allowance for loan losses:
Beginning balance	$193	$2,220	$459	$538	$16	$3,426
Charge-offs	—		—	(157)	(19)	(176)
Recoveries	12	50	52	31	—	145
Provisions	—	—	—	—	—	—
Ending balance	$205	$2,270	$511	$412	$(3)	$3,395
Ending balance: individually evaluated for impairment for impairment	$—	$—	$3	$—	$7	$10
Ending balance: collectively evaluated for impairment	$205	$2,270	$508	$412	$(10)	$3,385
Loans:
Ending balance	$19,394	$208,776	$66,170	$48,929	$1,776	$345,045
Ending balance: individually evaluated for impairment	$—	$1,922	$568	$866	$26	$3,382
Ending balance: collectively evaluated for impairment	$19,394	$206,854	$65,602	$48,063	$1,750	$341,663

Credit quality indicators as of September 30, 2019 are as follows:

Internally assigned grade:

Pass — loans in this category have strong asset quality and liquidity along with a multi-year track record of profitability.

Special mention — loans in this category are currently protected but are potentially weak. The credit risk may be relatively minor, yet constitute an increased risk in light of the circumstances surrounding a specific loan.

Substandard — loans in this category show signs of continuing negative financial trends and unprofitability at various times,  and  therefore, are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any.

Doubtful — loans in this category are illiquid and highly leveraged, have negative net worth, cash flow, and a continuing trend of serious losses.  The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors which may work to the advantage and strengthening of the asset, its classification as loss is deferred until its more exact status may be determined.

Loss - loans in this category are considered uncollectible and of such little value that their continuance as bankable loans is not warranted.  This classification does not mean that the loan has no recovery value, but that it is not practical to defer writing it off, even though partial recovery may be achieved in the future.  Such credits should be recommended for charge-off.

The information for each of the credit quality indicators is updated on a quarterly basis in conjunction with the determination of the adequacy of the allowance for loan losses.

Commercial credit exposure - Credit risk profile by internally assigned grade:

September 30, 2019 (dollars in thousands)	Construction and Land Development	Commercial Real Estate	Commercial and Industrial
Pass	$19,058	$200,786	$44,673
Special mention	336	1,482	3,929
Substandard	—	6,060	625
Total	$19,394	$208,328	$49,227

Consumer credit exposure - Credit risk profile by internally assigned grade:

September 30, 2019 (dollars in thousands)	Residential Real Estate	Consumer
Pass	$64,491	$1,756
Special mention	871	11
Substandard	808	1
Total	$66,170	$1,768

Age analysis tables of past due loans as of September 30, 2019:

September 30, 2019 (dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total	Greater than 90 Days and Still Accruing
Construction and land development	$1,714	$—	$—	$1,714	$17,660	$19,394	$—
Commercial real estate	—	6	—	6	208,472	208,478	—
Residential real estate	233	—	—	233	65,935	66,170	—
Commercial and industrial	—	102	—	102	48,827	48,929	—
Loans to farmers	—	—	—	—	298	298
Consumer	—	—	—	—	1,776	1,776	—
Total	$1,947	$108	$—	$2,055	$342,990	$345,045	$—

Information on performing and nonaccrual impaired loans as of September 30, 2019 is as follows:

September 30,
(dollars in thousands)	2019
Impaired performing loans:
Construction and land development	$—
Commercial real estate	(1)
Residential real estate	1
Commercial and industrial	1
Consumer	—
Accruing troubled debt restructurings:
Construction and land development	—
Commercial real estate	220
Residential real estate	116
Commercial and industrial	806
Consumer	15
Total impaired performing loans	$1,158
Impaired nonperforming loans:
Nonaccrual loans:
Construction and land development	$—
Commercial real estate	1,703
Residential real estate	337
Commercial and industrial	59
Consumer	—
Nonaccrual troubled debt restructurings:
Construction and land development	—
Commercial real estate	—
Residential real estate	114
Commercial and industrial	—
Consumer	11
Total impaired nonperforming loans	$2,224
Total impaired loans	$3,382

Information on loans which became troubled debt restructurings during the nine months ended September 30, 2019 is as follows:

September 30, 2019 (dollars in thousands)	Number of contracts	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment
Troubled debt restructurings:
Commercial and industrial	2	$95	$95
Total	1	$95	$95

The troubled debt restructured loan shown in the table for the nine months ended September 30, 2019 was modified during the year with the granting of a payment extension.

There were no loans as of September 30, 2019 that had been modified as troubled debt restructurings during the past twelve months that subsequently re-defaulted in during the nine months ended.

At September 30, 2019 there are no commitments to lend additional funds to any borrower whose loan terms have been modified in a troubled debt restructuring.

There were no foreclosed residential real estate properties in process at either September 30, 2019.

Note 5.  Bank Premises and Equipment:

Bank premises and equipment consisted of the following at September 30, 2019:

(dollars in thousands)	September 30, 2019
Land	$2,683
Construction in process	42
Buildings	5,786
Furniture and equipment	3,293
Leasehold improvements	1,418
15,928
Less accumulated depreciation and amortization	(4,241)
$11,687

Depreciation and amortization charged to operations amounted to $369 thousand at September 30, 2019.

Note 6.  Deposits:

Certificates of deposit and other time deposits issued in denominations of $250 thousand or more totaled $31.36 million as of September 30, 2019 and are included in interest-bearing deposits in the consolidated balance sheet.

At September 30, 2019, the maturity distribution of certificates of deposit is as follows:

(dollars in thousands)

Maturing in:	Certificates of Deposit
2019	$23,234
2020	48,833
2021	13,654
2022	14,234
2023	5,831
2024	2,654
$108,440

Interest on deposits for the nine months ended September 30, 2019 consists of the following:

(dollars in thousands)	September 30, 2019
NOW accounts	$288
Savings accounts	3
Money market accounts	606
Certificates of deposit $100,000 and over	859
Certificates of deposit under $100,000	660
$2,416

Note 7.  Borrowings:

As of September 30, 2019, the Company had no sales of securities under agreements to repurchase the same securities.

Short-term borrowings:

(dollars in thousands)	September 30,2019
Total outstanding	$3,450
Average amount outstanding during the year	$3,450
Maximum amount outstanding at any month-end	$4,200
Weighted-average interest rate	5.28%

The Company’s unused lines of credit for short-term borrowings totaled $33.75 million at September 30, 2019.  These include an unsecured line of credit from an unaffiliated financial institution for Bancorp in the amount of $3.75 million at September 30, 2019 and unsecured federal funds lines of credit from unaffiliated financial institutions for the Bank in an aggregate amount of $30.00 million at September 30, 2019.

FHLB advances:

(dollars in thousands)	September 30, 2019
Total outstanding	$20,000
Average amount outstanding during the year	$19,982
Maximum amount outstanding at any month-end	$20,000
Weighted-average interest rate	2.31%

The Company has a secured line of credit with the FHLB with a total available balance of $37.6 million at September 30, 2019, which is secured by a blanket lien on its 1-4 family residential mortgage loan portfolio and certain commercial real estate loans.  The following table shows the outstanding borrowings under this credit facility at September 30, 2019.

((dollars in thousands) Maturity Date	Interest Rate	September 30, 2019
December 20, 2019	2.06%	$10,000
March 12, 2020	2.61%	5,000
March 27, 2020	2.51%	5,000
Total		$20,000

Note 8. Trust preferred securities/junior subordinated debentures:

In December 2006, Bancorp completed the private placement of an aggregate of $6.00 million of trust preferred securities through FCBI Statutory Trust I (the “Trust”), a trust subsidiary organized under Connecticut law, of which Bancorp owns all of the common securities of $186 thousand. The principal asset of the Trust is a similar amount of Bancorp’s junior subordinated debentures. The interest rate on the junior subordinated debentures is currently adjusted quarterly to 163 basis points over three-month LIBOR.  On September 16, 2019, the most recent interest reset date; the interest rate was adjusted to 3.74850% for the period ending December 15, 2019. The junior subordinated debentures mature on December 15, 2036, and may be redeemed at par, at Bancorp’s option, on any interest payment date.  The obligations of Bancorp with respect to the Trust’s preferred securities constitute a full and unconditional guarantee by Bancorp of Trust’s obligations with respect to the trust preferred securities to the extent set forth in the related guarantee. Subject to certain exceptions and limitations, Bancorp may elect from time to time to defer interest payments on the junior subordinated debentures, resulting in a deferral of distribution payments on the related trust preferred securities.  If the Company defers interest payments on the junior subordinated debentures, or otherwise is in default of the obligations, the Company would be prohibited from making dividend payments to its shareholders.

Trust preferred securities may be included in Tier 1 capital for regulatory capital adequacy purposes as an additional Tier I capital element, without limitation.

Note 9.  Leasing Arrangements:

On January 1, 2019, the Corporation adopted ASU 2016-02, Leases, and all subsequent amendments to the ASU (collectively “Topic 842”). From the lessee’s perspective, the new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement for a lessee. Under the optional transition method, only the most recent period presented will reflect the adoption of Topic 842 and the comparative prior periods will be reported under the previous guidance in Topic 840. All of Frederick County Bank’s leases are operating leases.  The following table sets forth operating leases as of September 31, 2019 under ASU 2016-02 only.

(dollars in thousands)	Nine months ended September 30, 2019
Operating Leases
Operating lease right of use asset (ROU)	$2,741
Operating lease liabilities	$2,835

The components of lease expense are as follows:

(dollars in thousands)
Operating lease costs	$186
Amortization of ROU asset	134
$320

Lease liabilities are as follows:

(dollars in thousands)
2019	65
2020	261
2021	261
2022	261
2023	261
Thereafter	2,279
Total future lease payments	$3,518
Discount of cashflows	(590)
Present value of future lease payments	$2,928

Weighted average remaining term in years	12.4
Weighted average discount rate	2.89%

Note 10.  Employee Benefit Plans:

401(k) profit sharing plan:

The Company has a Section 401(k) profit sharing plan (the “401(k) Plan”) covering employees meeting certain eligibility requirements as to minimum age and years of service.  Employees may make voluntary contributions to the 401(k) Plan through payroll deductions on a pre-tax basis.  The Company has the discretion to make matching contributions of 100% of the employee’s contributions up to 4% of the employee’s salary.  A participant’s account under the 401(k) Plan, together with investment earnings thereon is normally distributable, following retirement, death, disability or other termination of employment, in a single lump-sum payment.

The Company made matching contributions of 100% of employee contributions up to 4% of salary.  The Company expensed contributions to the 401(k) Plan in the amounts of $155 thousand as of September 30, 2019.

Stock-based compensation plans:

The Company’s 2001 Stock Option Plan (“2001 Plan”) and 2011 Stock Incentive Plan (“2011 Plan”) provide that 260,000 shares and 250,000 shares, respectively, of the Company’s common stock will be reserved for the award of incentive stock options (“ISO”) and non-incentive stock options (“NQSO”) to purchase shares of common stock, and under the 2011 Plan, shares of restricted stock and restricted stock units.  At September 30, 2019, there are 189,200 shares remaining that are reserved for future grants under the 2011 Plan, but no shares remaining under the 2001 Plan.  The exercise price per share shall not be less than the fair market value of a share of common stock on the date on which an option is granted, subject to adjustments for the effects of any stock splits or stock dividends, and may be exercised not later than ten years after the grant date.

The following is a summary of transactions in the 2001 and 2011 Plans for the nine months ended September 30, 2019.

	Options Issued And Outstanding	Weighted-Average Exercise Price
Balance at January 1, 2018	124,720	12.22
Granted	—	—
Exercised	(48,693)	13.05
Terminated	(1,000)	11.35
Balance at December 31, 2018	175,027	11.69
Granted	—	—
Exercised	(63,627)	11.39
Terminated	—	—
Balance at September 30, 2019	11,400	13.39

The Company recognizes the cost of employee services received in exchange for an award of equity investment based on the grant-date fair value of the award.  That cost will be recognized over the vesting period of the award of 30% immediately, 30% after one year and 40% after two years.  Stock-based compensation expense related to stock options was $0 as of September 30, 2019.  As of September 30, 2019, there was no unrecognized compensation cost for the years stated.

The Company received $725 thousand from the exercise of stock options as of September 30, 2019.  The Company did not recognize any excess tax benefits from equity-based awards as of September 30, 2019.

There were no options granted during the nine months ended September 30, 2019.

The 11,400 options outstanding as of September 30, 2019 have an aggregate intrinsic value, which is the amount that the market value of the underlying stock exceeds the exercise price of the option, of $235 thousand.  The aggregate intrinsic value of the options exercised as of September 30, 2019 was $1.13 million.

At September 30, 2019 stock options issued and outstanding, respectively, had exercise prices and weighted-average remaining contractual lives as follows:

September 30,	2019
Exercisable options:
Options outstanding	11,400
Weighted-average exercise price	$13.39
Weighted-average remaining contractual life (months)	18
Unexercisable options:
Options outstanding	—
Weighted-average exercise price	—
Weighted-average remaining contractual life (months)	—

Note 11.  Income Taxes:

Temporary differences between the amounts reported in the financial statements and the tax bases of assets and liabilities result in deferred taxes.  Deferred tax assets and liabilities, shown as the sum of the appropriate tax effect for each significant type of temporary difference, are presented below:

(dollars in thousands)	September 30, 2019
Deferred tax assets:
Allowance for loan losses	$628
Stock-based compensation	38
Nonaccrual interest	83
Deferred rent	—
Other	66

Total deferred tax assets	815
Deferred tax liabilities:
Unrealized gain on securities available for sale	(56)
Depreciation	(324)
Total deferred tax liabilities	(380)
Net deferred tax assets	$435

A reconciliation of the statutory income tax to the provision for income taxes included in the consolidated statements of income for the nine months ended September 30, 2019 is as follows:

(dollars in thousands)	September 30, 2019
Income before income tax	$2,163
Tax rate	21%
Income tax at statutory rate	454
Increases (decreases) in tax resulting from:
Deferred tax adjustment for new corporate federal tax rate	—
Tax exempt interest income	(56)
Bank owned life insurance income	(42)
State income taxes, net of federal income tax benefit	159
Stock-based compensation	—
Other	103
Provision for income taxes	$622

Significant components of the provision for income taxes as of September 30, 2019 are presented below:

(dollars in thousands)	September 30, 2019
Taxes currently payable:
Federal	$155
State	258
752
Deferred tax (benefit) expense:
Federal	208
State	81
289
Total	$622

Note 12.  Noninterest Expenses:

Components of noninterest expenses are presented below.

(dollars in thousands)	September 30, 2019
Salaries	$4,707
Stock-based compensation	—
Bonus	14
Deferred personnel costs	(171)
Payroll taxes	357
Employee insurance	400
Other employee benefits	184
Depreciation and amortization	369
Rent	150
Utilities	174
Repairs and maintenance	407
ATM expenses	133
Other occupancy and equipment expenses	162
Postage and supplies	63
Data processing	646
Advertising and promotion	326
Provision for foreclosed properties	160
FDIC insurance	70
Legal	63
Insurance	58
Consulting	75
Courier	14
Audit fees	176
Other	1,063
Total	$9,600

Note 13.  Shareholders’ Equity:

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Prompt corrective action provisions are not applicable to bank holding companies. At September 30, 2019, the Company was subject to the Federal Reserve’s Small Bank Holding Company Policy.  Under the Basel III Capital Rules, bank holding companies with assets of less than $3 billion are not subject to the regulatory capital requirements on a consolidated basis, where the company is not engaged, directly or indirectly, in significant nonbanking activities; does not conduct, directly or indirectly, significant off-balance sheet activities; and does not have a significant amount of debt or equity securities registered with the SEC.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of common equity, total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined).  Management believes that the Company and the Bank met all capital adequacy requirements to which they are subject as of September 30, 2019.

As of September 30, 2019, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum common equity risk-based, total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.  There are no conditions or events since that notification which management believes have changed the Bank’s category.

The Company’s and the Bank’s actual capital amounts and ratios at September 30, 2019 are presented in the following tables:

					Minimum To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
September 30, 2019	Actual		Adequacy Purposes		Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common Equity Tier 1 Capital (to Risk-Weighted Assets):
Company	$37,728	9.64%	N/A	N/A	N/A	N/A
Bank	$45,482	11.64%	$17,580	4.50%	$25,393	6.50%
Total Capital (to Risk-Weighted Assets):
Company	$47,123	12.04%	N/A	N/A	N/A	N/A
Bank	$48,877	12.51%	$31,253	8.00%	$39,067	10.00%
Tier 1 Capital (to Risk-Weighted Assets):
Company	$43,728	11.18%	N/A	N/A	N/A	N/A
Bank	$45,482	11.64%	$23,440	6.00%	$31,253	8.00%
Tier 1 Capital (to Average Assets):
Company	$43,728	9.74%	N/A	N/A	N/A	N/A
Bank	$45,482	10.15%	$17,930	4.00%	$22,413	5.00%

Note 14.  Transactions with Related Parties:

Loans:

In the normal course of banking business, loans are made to officers and directors of the Company, as well as to their affiliates. Such loans are made in the ordinary course of business with substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons.  They do not involve more than normal risk of collectability or present other unfavorable features.  An analysis of the activity as of the nine months ended September 30, 2019 is as follows:

(dollars in thousands)
Balance, December 31, 2018	$10,127
New loans	1,205
Repayments	(1,811)
Balance, September 30, 2019	$9,521

Deposits:

The deposits from officers and directors of the Company totaled $3.77 million at September 30, 2019.

Lease agreement:

The Company entered into a lease in July 2011 for approximately 10,521 square feet of office space owned by a limited liability company of which one director and two former directors are members.  The lease term commenced on July 11, 2011 and expired on July 10, 2016 where the lease was subsequently renewed until July 10, 2021.  In September 2014, the lease was amended to approximately 11,367 square feet.  Under this lease, monthly payments for the period January 1, 2019 through September 30, 2019 are $16,387.  The total payments are $147,483 for the nine months ended September 30, 2019.

Note 15.  Commitments and Contingencies:

Financial instruments:

In the normal course of business, there are outstanding commitments, contingent liabilities and other financial instruments that are not reflected in the accompanying consolidated financial statements. These include commitments to extend credit and standby letters of credit, which are some of the instruments used by the Company to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instrument for these commitments is represented by the contractual amounts of those instruments.  The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.  These commitments as of September 30, 2019 were as follows:

September 30, 2019
Contractual
(dollars in thousands)	Amount
Financial instruments whose notional or contract amounts represent credit risk:
Commitments to extend credit	$88,853
Standby letters of credit	6,785
Total	$95,638

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Certain commitments have fixed expiration dates, or other termination clauses, and may require payment of a fee. Many of the commitments are expected to expire without being drawn upon; accordingly, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral or other security obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include deposits held in financial institutions; U.S. Treasury securities; other marketable securities; accounts receivable; inventory; property and equipment; personal residences; income-producing commercial properties and land under development. Personal guarantees are also obtained to provide added security for certain commitments.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to guarantee the installation of real property improvements and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral and obtains personal guarantees supporting those commitments for which collateral or other security is deemed necessary.

Note 16.  Components of Other Comprehensive Income:

The following table presents the components of other comprehensive income (loss) for the nine months ended September 30, 2019.

	For the Nine Months Ended September 30,
	2019
(dollars in thousands)	Before Tax	Tax Effect	Net of Tax
Changes in net unrealized (losses) gains on securities available-for- sale	$544	$150	$394
Reclassification adjustment for gains realized	—	—	—
Other comprehensive (loss) income	$544	$150	$394

The following table presents the changes in each component of accumulated other comprehensive income, net of tax, for the nine months ended September 30, 2019.

(dollars in thousands)	Securities Available for Sale	Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2019	$(285)	$(285)
Cumulative change in accounting principle	—	—
Other comprehensive income before reclassifications	394	394
Amounts reclassified from accumulated other comprehensive income(1)	—	—
Balance at September 30, 2019	$109	$109

(1)   Included in securities gains on consolidated statements of income

Note 17.  Revenue Recognition:

Service Charges on Deposit Accounts

Service charges on deposit accounts consist of account analysis fees, monthly service fees, check orders, and other deposit account related fees. The Company’s performance obligation for account analysis fees and monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Check orders and other deposit account related fees are largely transactional based, and therefore, the Company’s performance obligation is satisfied, and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts.

Other Operating Income

Other operating income is primarily comprised of debit and credit card income, ATM fees, merchant services income, revenue streams such as safety deposit box rental fees, and other miscellaneous service charges. Debit and credit card income is primarily comprised of interchange fees earned whenever the Company’s debit and credit cards are processed through card payment networks such as Visa. ATM fees are primarily generated when a Company’s cardholder uses a non-Bank ATM or a non-Bank cardholder uses a Bank ATM. Merchant services income mainly represents fees charged to merchants to process their debit and credit card transactions, in addition to account management fees. Safe deposit box rental fees are charged to the customer on an annual basis and recognized upon receipt of payment. The Company determined that since rentals and renewals occur fairly consistently over time, revenue is recognized on a basis consistent with the duration of the performance obligation. Other service charges include revenue from processing wire transfers, bill pay service, cashier’s checks, and other services. The Company’s performance obligation for fees, and other service charges are largely satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is typically received immediately or in the following month.

The following table presents noninterest income, segregated by revenue streams in scope and out of scope of Topic 606, for the nine months ended September 30, 2019.

(dollars in thousands)	2019
Noninterest income
Service charges on deposit accounts	$251
Fees and other service charges	435
Other	10
Noninterest income in scope of Topic 606	696
Noninterest income out of scope of Topic 606	761
Total noninterest income	$1,457

Contract Balances

A contract asset balance occurs when an entity performs a service for a customer before the customer pays consideration (resulting in a contract receivable) or before payment is due (resulting in a contract asset). A contract liability balance is an entity’s obligation to transfer a service to a customer for which the entity has already received payment (or payment is due) from the customer. The Company’s noninterest revenue streams are largely based on transactional activity, or standard month-end revenue accruals. Consideration is often received immediately or shortly after the Company satisfies its performance obligation and revenue is recognized. The Company does not typically enter into long term revenue contracts with customers, and therefore, does not experience significant contract balances. As of September 30, 2019, the Company did not have any significant contract balances.

Contract Acquisition Costs

In connection with the adoption of Topic 606, an entity is required to capitalize, and subsequently amortize into expense, certain incremental costs of obtaining a contract with a customer if these costs are expected to be recovered. The incremental costs of obtaining a contract are those costs that an entity incurs to obtain a contract with a customer that it would not have incurred if the contract had not been obtained (for example, sales commission). The Company utilizes the practical expedient which allows entities to immediately expense contract acquisition costs when the asset that would have resulted from capitalizing these costs would have been amortized in one year or less. Upon adoption of Topic 606, the Company did not capitalize any contract acquisition cost.

Note 18.  Frederick County Bancorp, Inc. (Parent Company) Condensed Financial Information:

Balance Sheets	September 30,
(dollars in thousands)	2019
Assets
Cash	$736
Receivable from subsidiaries	730
Investment securities available-for-sale at fair value	464
Investment in banking subsidiary	45,591
Investment in other subsidiaries	293
Other assets	26
Total assets	$47,840

Liabilities and Shareholders’ Equity
Short-term borrowings	$3,450
Junior subordinated debentures	6,186
Other liabilities	367
Total liabilities	10,003
Common stock	16
Additional paid-in capital	16,757
Retained earnings	20,955
Accumulated other comprehensive (loss) income	109
Total shareholders’ equity	37,837
Total liabilities and shareholders’ equity	$47,840

Statements of Income	September 30,
(dollars in thousands)	2019
Dividend income from subsidiary bank	$420
Dividend income from trust	6
Dividend income from other subsidiary	—
Dividend income	—
Interest income	1
Securities (losses) gains	—
Change in fair value equity securities	78
Total income	505
Expenses:
Interest on short-term borrowings	138
Interest on junior subordinated debentures	197
Other	118
Total expenses	453
Income before provision for income taxes and equity in undistributed earnings of subsidiaries	52
Provision for income tax benefits	(77)
Income before equity in undistributed earnings of subsidiaries	129
Equity in undistributed earnings of subsidiaries	1,412
Net income	$1,541

Statements of Cash Flows	September 30,
(dollars in thousands)	2019
Cash flows from operating activities:
Net income	$1,541
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(1,412)
Deferred income taxes (benefits)	114
Securities losses (gains)	—
Change in fair value of equity securities	(78)
Compensation expense from stock option transactions	—
Increase in receivable from subsidiaries	(507)
Decrease (increase) in other assets	(16)
Decrease in payable to subsidiaries	10
(Decrease) increase in other liabilities	(51)
Net cash provided by (used in) operating activities	399
Cash flow from investing activities:
Proceeds from sale of investment securities available-for-sale	—
Investment in banking subsidiary	—
Net cash provided by (used in) investing activities	—
Cash flows from financing activities:
Net (decrease) increase in short-term borrowings	—
Proceeds from issuance of common stock	725
Dividends paid on common stock	(380)
Net cash (used in) provided by financing activities	(345)
Net increase (decrease) in cash	(54)
Beginning cash	790
Ending cash	$736